EXHIBIT (13)(e)

John Hancock Advisors, LLC 601 Congress Street Boston, MA 02210
[     ], 2009
To the Trustees of:
John Hancock Investment Trust II
601 Congress Street
Boston, MA 02210
Re:     Expense Limitation Agreement and Voluntary Expense Limitation Notice
With reference to the Advisory Agreement dated July 1, 2009, entered into by and between John Hancock Advisors, LLC (the “Adviser”) and John Hancock Investment Trust II (the “Trust”), on behalf of each series of the Trust (each, a “Fund” and collectively, the “Funds”), we hereby notify you as follows:
1. The Adviser agrees to contractually waive advisory fees and/or reimburse expenses for each class shares of the Fund as set forth in Appendix A hereto.
2. The Adviser has voluntarily agreed to waive advisory fees and/or reimburse expenses for the Fund as set forth in Appendix B hereto.
3. We understand and intend that you will rely on this undertaking in overseeing the preparation and filing of Post-effective Amendments to the Registration Statement on Form N-1A for the Trust and the Funds with the Securities and Exchange Commission, in accruing each Fund’s expenses for purposes of calculating its net and gross asset value per share, and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and we expressly permit you so to rely.
Very truly yours,
JOHN HANCOCK ADVISORS, LLC

By:
Jeffrey H. Long
Chief Financial Officer

By:

Charles Rizzo
Senior Vice President

APPENDIX A
John Hancock Small Cap Equity Fund
Total Fund Operating Expense Limitations
For purposes of this Appendix:
“Expenses” means all the expenses of a class of shares of the Fund (including those expenses of the Fund attributable to such class) but excluding: (i) taxes; (ii) portfolio brokerage commissions; (iii) interest; (iv) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business; (v) acquired fees; (vi) short dividend expense; and (vii) fees under any agreements or plans of the Fund dealing with services for shareholders and others with beneficial interests in shares of the Trust.
“Expense Limit” means the percentage of average annual net assets (on an annualized basis) attributable to a class of shares of the Fund set forth below.
The Adviser agrees to waive advisory fees and/or make payment to a specific class of shares of the Fund (up to the amount of the expenses relating solely to such class of shares), in an amount equal to the amount by which the Expenses of such class of shares exceed the Expense Limit for such class set forth in the table below.
The Expense Limit for the classes of shares of the Fund indicated below for the purposes of this Appendix shall be as follows:

	Classes:
Fund:	A	B	C	I
Small Cap Equity Fund	1.64%	2.34%	2.34%	1.09%
This Expense Limit is conditional upon the approval of the reorganization of the John Hancock Small Cap Fund (the “Acquired Fund”), a series of John Hancock Equity Trust, into the John Hancock Small Cap Equity Fund, a series of the Trust, by shareholders of the Acquired Fund. Upon approval by shareholders, this Expense Limit will become effective on December 11, 2009, the proposed date of the reorganization, and shall continue in effect until December 31, 2010.

A-1

APPENDIX B
John Hancock Financial Industries Fund
Voluntary Limit on Total Operating Expenses
For purposes of this Appendix:
“Expenses” means all the expenses of a class of shares of the Fund (including those expenses of the Fund attributable to such class) but excluding: (i) taxes; (ii) portfolio brokerage commissions; (iii) interest; (iv) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business; (v) acquired fees; (vi) short dividend expense; and (vii) fees under any agreements or plans of the Fund dealing with services for shareholders and others with beneficial interests in shares of the Trust.
“Expense Limit” means the percentage of average annual net assets (on an annualized basis) attributable to a class of shares of the Fund set forth below.
The Adviser agrees to waive advisory fees and/or make payment to a specific class of shares of the Fund (up to the amount of the expenses relating solely to such class of shares), in an amount equal to the amount by which the Expenses of such class of shares exceed the Expense Limit for such class set forth in the table below.
The Expense Limit for classes of shares of the Fund indicated below for the purposes of this Appendix shall be as follows:

	Classes:
Fund:	A	B	C
Financial Industries Fund	1.39%	2.09%	2.09%
This Expense Limit is voluntary and can be terminated at any time by the Adviser on notice to the Trust.

B-1